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                             SUB-ADVISORY AGREEMENT

    AGREEMENT made as of the 31st day of May, 1997 by and between Dean Witter InterCapital Inc., a Delaware corporation (hereinafter called the "Investment Manager"), and Morgan Grenfell Investment Services Limited, a British corporation (hereinafter called the "Sub-Adviser").

    WHEREAS, Dean Witter Variable Investment Series (hereinafter called the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

    WHEREAS, the Investment Manager has entered into an Investment Management Agreement (hereinafter called the "Investment Management Agreement") with the Fund wherein the Investment Manager has agreed to provide investment management services to the thirteen current Portfolios of the Fund and may provide such services to other Portfolios subsequently established by the Fund; and

    WHEREAS, the Sub-Adviser is registered as an investment advisor as under the Investment Advisers Act of 1940 and is a member of the Investment Management Regulatory Organization (IMRO), and, as such, is regulated by IMRO in the conduct of its investment business in the U.K., and engages in the business of acting as an investment adviser; and

    WHEREAS, the Investment Manager desires to retain the services of the Sub-Adviser to render investment advisory services for each of the European Growth Portfolio and the Pacific Growth Portfolio in the manner and on the terms and conditions hereinafter set forth (these Portfolios together with all other Portfolios subsequently established by the Fund with respect to which the Fund will have retained the Investment Manager to render management and investment advisory services under the Investment Management Agreement and with respect to which the Investment Manager desires to retain the Sub-Adviser to render investment advisory services in the manner and on the terms and conditions hereinafter set forth being collectively referred to as the "Sub-Advisory Portfolios"); and

    WHEREAS, the Sub-Adviser desires to be retained by the Investment Manager to perform services on said terms and conditions:

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

    1. Subject to the supervision of the Fund, its officers and Trustees, and the Investment Manager, and in accordance with the investment objectives, policies and restrictions set forth in the then current Registration Statement relating to the Fund, and such investment objectives, policies and restrictions from time to time prescribed by the Trustees of the Fund and communicated by the Investment Manager to the Sub-Advisor, the Sub-Adviser agrees to provide the European Growth Portfolio with investment advisory services with respect to investments in issuers located in the British Isles, continental Europe and Scandinavia and, at the discretion of the Investment Manager, provide investment advisory services to that Portfolio with respect to investments in issuers located outside of the British Isles, continental Europe and Scandinavia; to provide the Pacific Growth Portfolio with investment advisory services with respect to investments in issuers located in Asia, Australia and New Zealand and, at the direction of the Investment Manager, provide investment advisory services to that Portfolio with respect to investments in issuers located outside of Asia, Australia and New Zealand; to obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; to continuously manage the assets of each Sub-Advisory Portfolio in a manner consistent with the investment objective and policies of the Sub-Advisory Portfolio; to make decisions as to foreign currency matters and make determinations as to forward foreign exchange contracts and options and futures contracts in foreign currencies; shall determine the securities to be purchased, sold or otherwise disposed of by the Sub-Advisory Portfolio and the timing of such purchases, sales and dispositions; to take such further action, including the placing of purchase and sale orders on behalf of the Sub-Advisory Portfolio, as it shall deem

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necessary or appropriate; to furnish to or place at the disposal of the
Sub-Advisory Portfolio and the Investment Manager such of the information, evaluations, analyses and opinions formulated or obtained by it in the discharge of its duties as the Fund and the Investment Manager may, from time to time, reasonably request. Notwithstanding the foregoing, the Sub-Adviser must obtain the Investment Manager's prior approval to the initial allocation by the Sub-Adviser of the assets of the European Growth Portfolio among the British Isles, continental Europe and Scandinavia and among the particular countries of those regions; provided, further, that the Sub-Adviser must also obtain the prior approval of the Investment Manager to: (a) any investment of the assets of the European Growth Portfolio in the countries in the British Isles, continental Europe and Scandinavia which countries were not specifically approved of for investment at the time of the approval of the initial investment; (b) any investment of the assets of the European Growth Portfolio in any country outside of the British Isles, continental Europe or Scandinavia; and (c) any subsequent investment by the Sub-Adviser which would result in the reallocation of in excess of five (5%) percent of the European Growth Portfolio's total assets; and the Sub-Adviser must obtain the Investment Manager's prior approval to the initial allocation by the Sub-Adviser of the assets of the Pacific Growth Portfolio among the national markets of Asia, Australia and New Zealand; provided, further, that the Sub-Adviser must also obtain the prior approval of the Investment Manager to:
(a) any investment of the assets of the Pacific Growth Portfolio in the countries of Asia, Australia and New Zealand, which countries were not specifically approved of for investment at the time of the approval of the initial investment; (b) any investment of the assets of the Pacific Growth Portfolio in any country outside of Asia, Australia and New Zealand, and (c) any subsequent investment by the Sub-Adviser which would result in the reallocation of in excess of five (5%) percent of the Pacific Growth Portfolio's total assets. The Investment Manager and the Sub-Adviser shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Sub-Advisory Portfolios and to consult with each other.

    In the event the Fund establishes another Portfolio other than the current Sub-Advisory Portfolios with respect to which the Investment Manager desires to retain the Sub-Adviser to render investment advisory services hereunder, the Investment Manager shall notify the Sub-Adviser in writing, whereupon such Portfolio shall become a Sub-Advisory Portfolio hereunder.

    2. The Sub-Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Adviser shall be deemed to include persons employed or otherwise retained by the Sub-Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Manager may desire. The Sub-Adviser shall maintain whatever records as may be required to be maintained by it under the Act. All such records so maintained shall be made available to the Fund, upon the request of the Investment Manager or the Fund.

    3. The Fund will from time to time, furnish or otherwise make available to the Sub-Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Sub-Advisory Portfolios as the Sub-Adviser may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations and the investment objectives, policies and restrictions from time to time prescribed by the Trustees of the Fund.

    4. The Sub-Adviser shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund, employed by the Sub-Adviser, and such clerical help and bookkeeping services as the Sub-Adviser shall reasonably require in performing its duties hereunder.

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    5. The Fund, on behalf of each Sub-Advisory Portfolio, assumes and shall pay or cause to be paid all other expenses of the Sub-Advisory Portfolio, including, without limitation: any fees paid to the Investment Manager; the charges and expenses of any registrar, any custodian, sub-custodian or depository appointed by the Fund for the safekeeping of the Sub-Advisory Portfolio's cash, portfolio securities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers' commissions chargeable to the Sub-Advisory Portfolio in connection with portfolio securities transactions to which the Sub-Advisory Portfolio is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Sub-Advisory Portfolio to federal, state or other governmental agencies or pursuant to any foreign laws; the cost and expense of engraving or printing certificates representing shares of the Sub-Advisory Portfolio; all costs and expenses in connection with the registration and maintenance of registration of the Sub-Advisory Portfolio and its shares with the Securities and Exchange Commission and various states and other jurisdictions or pursuant to any foreign laws (including filing fees and legal fees and disbursements of counsel); the cost and expense of printing (including typesetting) and distributing prospectuses of the Fund and supplements thereto to the Sub-Advisory Portfolio's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees or members of any advisory board or committee who are not employees of the Investment Manager or Sub-Adviser; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption whether in shares or in cash; charges and expenses of any outside service used for pricing of the Sub-Advisory Portfolio's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund, the Investment Manager or the Sub-Adviser, and of independent accountants, in connection with any matter relating to the Portfolio; membership dues of industry associations; interest payable on Sub-Advisory Portfolio borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Sub-Advisory Portfolio which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Sub-Advisory Portfolio's operation unless otherwise explicitly provided herein.

    6. For the services to be rendered, the facilities furnished, and the expenses assumed by the Sub-Adviser, the Investment Manager shall pay to the Sub-Adviser monthly compensation equal to 40% of its monthly compensation receivable pursuant to the Investment Management Agreement in respect of each of the European Growth Portfolio and the Pacific Growth Portfolio. Any subsequent change in the Investment Agreement which has the effect of raising or lowering the compensation of the Investment Manager will have the concomitant effect of raising or lowering the fee payable to the Sub-Adviser under this Agreement. In addition, if the Investment Manager has undertaken in the Fund's Registration Statement as filed under the Act or elsewhere to waive all or part of its fee under the Investment Management Agreement, the Sub-Adviser's fee payable under this Agreement will be proportionately waived in whole or in part. The calculation of the fee payable to the Sub-Adviser pursuant to this Agreement will be made, each month, at the time designated for the monthly calculation of the fee payable to the Investment Manager pursuant to the Investment Manager Agreement. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Subject to the provisions of paragraph 7 hereof, payment of the Sub-Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by paragraph 7 hereof.

    7. In the event the operating expenses of the European Growth Portfolio or the Pacific Growth Portfolio, including amounts payable to the Investment Manager pursuant to the Investment Management Agreement in respect of either of these Sub-Advisory Portfolios, for any fiscal year ending on a date on which this Agreement is in effect, exceed, with respect to each of these Sub-Advisory Portfolios, 2.5% of the average daily net assets of the Sub-Advisory Portfolio up to $30 million, 2.0% of the next $70 million and 1.5% of the average daily net assets of

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the Sub-Advisory Portfolio in excess of $100 million (the "expense limitation"), the Sub-Adviser shall reduce its advisory fee in respect of the applicable Sub-Advisory Portfolio to the extent of 40% of such excess and will reimburse the Investment Manager for annual operating expenses in the amount of 40% of such excess of the expense limitation, up to the amount of the Sub-Adviser's fee which would otherwise be payable in respect of the applicable Sub-Advisory Portfolio under this Agreement for that year, it being understood that the Investment Manager has agreed to effect a reduction and reimbursement of 100% of such excess, up to the amount of its management fee in respect of the Sub-Advisory Portfolio which otherwise would be payable for that year, in accordance with the terms of the Investment Management Agreement; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Sub-Advisory Portfolio. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis, and shall be based upon the expense limitation applicable to the Sub-Advisory Portfolio as at the end of the last business day of the month.

    8. The Sub-Adviser will use its best efforts in the performance of investment activities on behalf of each Sub-Advisory Portfolio, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Sub-Adviser shall not be liable to the Investment Manager or the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Sub-Adviser or for any losses sustained by the Sub-Advisory Portfolio or its investors.

    9. It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Fund. It is also understood that the Sub-Adviser and any affiliated persons thereof or any persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses, and further may purchase, sell or trade any securities or commodities for their own accounts or for the account of others for whom they may be acting; provided, however, that neither the Sub-Adviser nor any of its affiliates organized with a corporate name or other name under which it is performing its business activities which contains the name "Morgan Grenfell," with the exception of C.J. Lawrence, Morgan Grenfell, Inc., shall undertake to act as investment adviser or sub-adviser for any other U.S. registered investment company, sold primarily as the underlying investment for variable annuity or variable life contracts, whose investment policy is to invest primarily in equity securities of issuers located in Europe or in Asia, Australia and New Zealand and which is sponsored, distributed or managed by a U.S. registered broker-dealer or one of its affiliates; and further provided, however, that if the net assets of a Sub-Advisory Portfolio are less than $50 million on the first anniversary of the commencement of the Sub-Advisory Portfolio's operations, then thereafter the Sub-Adviser and its affiliates shall not be bound by the foregoing provision.

    10. This Agreement shall remain in effect until April 30, 1999 and from year to year thereafter with respect to each Sub-Advisory Portfolio, provided such continuance with respect to a Sub-Advisory Portfolio is approved at least annually by the vote of holders of a majority, as defined in the Act, of the outstanding voting securities of the Sub-Advisory Portfolio or by the Trustees of the Fund; provided that in either event such continuance is also approved annually by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days' written notice to the Investment Manager and the Sub-Adviser, either by majority vote of the Trustees of the Fund or, with respect to a Sub-Advisory Portfolio, by the vote of a majority of the outstanding voting securities of such Sub-Advisory Portfolio;

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(b) this Agreement shall immediately terminate in the event of its assignment
(within the meaning of the Act) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission;
(c) this Agreement shall immediately terminate in the event of the termination of the Investment Management Agreement; (d) the Investment
Manager may terminate this Agreement without payment of penalty on thirty days' written notice to the Fund and the Sub-Adviser and; (e) the Sub-Adviser may terminate this Agreement without the payment of penalty on thirty days' written notice to the Fund and the Investment Manager. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

    11. This Agreement may be amended by the parties without the vote or consent of the shareholders of the Sub-Advisory Portfolio to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund, the Investment Manager nor the Sub-Adviser shall be liable for failing to do so.

    12. This Agreement shall be construed in accordance with the law of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written in New York, New York.

                                          DEAN WITTER INTERCAPITAL INC.

                                          By: ..................................

                                          Attest: ..............................

                                          MORGAN GRENFELL INVESTMENT
                                          SERVICES LIMITED

                                          By: ..................................

                                          Attest: ..............................

Accepted and agreed to as of
the day and year first above written:

DEAN WITTER VARIABLE INVESTMENT SERIES

By: ..................................

Attest: ..............................

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